News Release 97	Liberty Star Uranium & Metals Corp.
September 20, 2010	http://www.LibertyStarUranium.com
FOR IMMEDIATE RELEASE	LBSR:OTCBB LBV: Frankfurt

LIBERTY STAR SETTLES LAWSUIT BY WARRANT HOLDERS

TUCSON, Ariz Liberty Star Uranium & Metals Corp. (The “Company”) (OTCBB: LBSR) announces that it has settled the lawsuit filed on August 26, 2010, by Platinum Long Term Growth VI LLC and Alpha Capital Anstalt, two former lenders of the Company (the “Plaintiffs”). The Plaintiffs were seeking to require the Company to honor outstanding warrants held by the Plaintiffs at an exercise price of $0.002 per share and to issue to the Plaintiffs a total of 441,972,030 shares of stock.

The settlement grants to the Plaintiffs 154,690,207 warrants, exercisable at $0.002 per share. The Company has also granted to the Plaintiffs a total of 22,098,601 warrants exercisable for three years at an exercise price of $0.10 per share.

As part of the settlement, each Plaintiff is limited to holding at the time of any warrant exercise not more than 4.99% of the company’s outstanding shares, so individually none of them could control the company through the exercise of warrants. Further, the Plaintiffs have agreed not to vote their shares in any meeting of stockholders and not to be involved with the requisition of any stockholder meeting. The Plaintiffs and the Company are to provide full mutual releases from all other potential claims.

James Briscoe, President of Liberty Star said, “This lawsuit was diverting our attention away from more important matters that we believe will move our company forward. This settlement lets us get on with our business. While dilutive, the settlement does not create a drain on our cash position.”

For the board of directors,
“James A. Briscoe”
James A. Briscoe, P. Geo.
President & CEO
Liberty Star Uranium & Metals Corp.

Tracy Myers
Investor Relations
Liberty Star Uranium & Metals Corp.
520-731-8786
mailto:info@libertystaruranium.com